UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 18, 2007

OPEN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

514 Via De La Valle, Suite 200, Solana Beach, CA 92075
(Address of principal executive offices, including zip code)

(858) 794-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 21, 2007, Open Energy Corporation (the “Company”) entered into a Letter Agreement (the “Amendment”) with Cornell Capital Partners, L.P. (“Cornell”) which amended certain terms of the secured convertible debentures issued by the Company to Cornell pursuant to a Securities Purchase Agreement dated March 30, 2006, as amended.  Pursuant to the Amendment (i) the ownership cap set forth in Section 3(b)(i) of each debenture, which limits the holder’s ability to convert the debenture or receive shares of common stock as payment of interest on the debenture, was increased from 4.99% to 9.99%, and (ii) the Company permanently waived the conversion limitation set forth in Section 3(b)(ii) of each debenture, which would have limited the principal amount of the debenture that could be converted at the market conversion price in any 30-day period.  A copy of the Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ronald Gangemi, a director of the Company, tendered his resignation effective May 18, 2007, and it was accepted by the Board of Directors.  Mr. Gangemi informed the Company that his resignation was due to the press of personal business.  He remains Chief Technology Officer and a consultant to the Company.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated May 21, 2007, between Open Energy Corporation and Cornell Capital Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

Date: May 24, 2007	/s/ Jeffrey Stein
	Name:	Jeffrey Stein
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated May 21, 2007, between Open Energy Corporation and Cornell Capital Partners, L.P.